Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 248 to Registration Statement No. 002-67052 on Form N-1A of our report dated December 22, 2008, relating to the financial statements and financial highlights of Fountainhead Special Value Fund, appearing in the annual report on Form N-CSR of Forum Funds, for the year ended October 31, 2008, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm”, and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 26, 2009